Exhibit 10.9

EAGLE PHARMACEUTICALS, INC.

50 Tice Boulevard, Suite 315
Woodcliff Lake, NJ 07677
Phone: 201.326.5300
Fax: 201.391.2430

November 7, 2013

Mr. David Riggs

919 E. Moyamensing Avenue

Philadelphia, PA 19147

Dear David:

I am pleased to extend this offer to you to become Senior Vice President/Chief Financial Officer with Eagle Pharmaceuticals, Inc. The following would be the basic terms of your employment with the Company contingent upon proof of eligibility for U.S. employment and the completion of satisfactory references:

Department:                                                 Finance

Reporting to:                                        President & CEO

Start Date:                                                   November 11, 2013

Initial Salary:  $300,000 annually, to be reviewed on an annual basis and adjusted by Eagle to reflect performance and responsibilities. Any salary increases received during the first year of employment will be pro-rated.

Benefits:  You will be eligible for the Company’s health insurance program for you and your eligible dependents starting on your date of employment.

Additionally, you may participate in the Company’s 401(k) plan, life insurance plan, and long-term disability plan upon meeting the Company’s specified eligibility requirements for each plan. You will be eligible for any equity or cash bonus programs that may be available.

Vacation: You will be eligible for four (4) weeks of paid vacation annually.

Stock Options:  It will be recommended to the Board of Directors that you be granted options to purchase 230,000 shares of Eagle common stock. Upon approval, your options will vest over a four (4)-year period at 25% per year.

Severance:  6 months subject to standard company policy.

Living Expense:  Eagle will reimburse you for living and travel expense until January 1, 2014. The parameters of the living expense will be negotiated.

As a condition of your employment with Eagle, you will be required to execute the Company’s standard Trade Secret, Non-Disclosure and Restrictive Covenant Agreement.

Your employment with the Company is not for a specified term and may be terminated by you or the Company at any time for any reason, with or without cause. The nature of your employment is as set forth in this paragraph and cannot be modified in any way except by a written agreement signed by you and an officer of the Company.

If you accept this offer of employment, please sign below and return the signed copy to me as soon as convenient. Once signed by you, this letter will constitute the complete agreement between you and the Company regarding employment matters or oral agreements or understandings on these matters.

All new hires are required to prove eligibility to work in the United States in accordance with Federal law.  On your first day of employment, please provide us with employment eligibility documentation.

We are extremely excited about the opportunity we have to build Eagle into a leading specialty pharmaceutical company. One of the keys to accomplishing this is through the recruitment and retention of talented people. We are looking forward to having you join us and hope that you will accept our offer.

Sincerely,

/s/ Scott Tarriff
Scott Tarriff
President and C.E.O

Accepted and Agreed this 7th day of November, 2013

/s/ David Riggs
David Riggs